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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors of Acclaim Entertainment, Inc.:

We consent to the use in this Registration Statement of Acclaim Entertainment, Inc. of our report dated December 16, 1996, included herein, and to the reference to our firm under the heading 'Experts' in the Prospectus.

Our report dated December 16, 1996 contains an explanatory paragraph that states that the Company's significant loss from operations in fiscal 1996, the Company's violation of certain loan covenants and various uncertainties, including the resolution of litigation, raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty. The report also indicates that the auditors were unable to review the selected quarterly data in accordance with professional standards.

                                          KPMG PEAT MARWICK LLP

                                          New York, New York
                                          March 14, 1997